HomeTrust Bancshares, Inc. Announces Financial Results for the Third Quarter of Fiscal 2021 and Quarterly Dividend

ASHEVILLE, N.C., April 28, 2021 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the third quarter of fiscal 2021 and approval of its quarterly dividend.
For the quarter ended March 31, 2021 compared to the corresponding quarter in the previous year:
•net income was $7.9 million, compared to $1.2 million;
•diluted earnings per share ("EPS") was $0.48, compared to $0.07;
•return on assets ("ROA") was 0.84%, compared to 0.14%;
•return on equity ("ROE") was 7.78%, compared to 1.15%;
•provision for credit losses was a net benefit of $4.1 million, compared to a provision of $5.4 million;
•noninterest income increased $4.3 million, or 67.5% to $10.7 million from $6.4 million;
•289,333 shares were repurchased during the quarter at an average price of $22.62 per share; and
•quarterly cash dividends continued at $0.08 per share totaling $1.3 million.
For the nine months ended March 31, 2021 compared to the previous year:
•net income was $23.1 million, compared to $19.2 million;
•diluted EPS was $1.40, compared to $1.08;
•ROA was 0.83%, compared to 0.72%;
•ROE was 7.64%, compared to 6.19%;
•provision for credit losses was a net benefit of $6.2 million, compared to a provision of $5.8 million; and
•noninterest income increased $5.6 million, or 24.0% to $28.7 million from $23.1 million.
Net income for the three and nine months ended March 31, 2021 was positively impacted by a $3.4 million and $4.4 million, respectively, increase in gain on sale of loans mainly driven by the origination and sale of residential mortgage loans given the continued low rate environment as well as the net benefit for credit losses over the same two periods compared to prior year. Partially offsetting these for the three and nine months ended March 31, 2021 was a $3.7 million prepayment penalty related to the early retirement of $200.0 million in borrowings as well as a lower net interest margin than the same periods last year, due to the decrease in interest rates over the past year.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.08 per common share payable on June 3, 2021 to shareholders of record as of the close of business on May 20, 2021.

“While we’ve faced extraordinary challenges during this pandemic, our financial results are reflective of the positive momentum continuing in all of our lines of business,” said Dana Stonestreet, Chairman, President, and Chief Executive Officer. “Again, we were able to release reserves this quarter with a $4.1 million benefit for credit losses resulting from the continued financial strength of our borrowers and improvement in the economic forecast. In addition, we reduced borrowings by $200 million to lower our cost of funds going forward, paying a prepayment penalty of $2.8 million (after-tax), and repurchased 289,333 of our shares during the quarter.
“HomeTrust had another strong quarter with the sale of $107 million of residential mortgages producing a gain of $2.7 million which was a 220% increase from the same quarter last year as well as a record quarter for the gain on sale of SBA loans of $1.8 million which was up 295% over the same quarter last year. Our equipment finance portfolio grew $64 million to $317 million which was a 33% annualized increase year-to-date as this new line of business continues to build momentum. We continue to focus on enhancing the asset origination capacity of all of our lines of business.
“We continue to focus on the overall digital experience of our customers including making online account opening easier and faster. The pandemic drove home the importance of strengthening all our service delivery channels to be able to scale according to customer preferences on how they want our services to be delivered. We expect continued growth in all of our diversified lines of business as we focus on achieving improved financial results that create shareholder value.”

COVID-19 Update
Loan Programs. The Company continues to offer certain relief options designed to support its customers and communities, including participating in the additional (or second round) Small Business Administration ("SBA") Paycheck Protection Program ("PPP") funds approved in December's stimulus bill. The Company originated $29.7 million in second round PPP loans during the three months ended March 31, 2021. As of March 31, 2021, PPP loans totaled $73.1 million which included $1.4 million in net deferred fees that will be accreted into interest income over the remaining life of the loans unless the loans are forgiven at which point these fees would be accelerated into income. For the three and nine months ended March 31, 2021, the Company earned $614,000 and $1.4 million, respectively, in fees through accretion including some accelerated accretion resulting from loan forgiveness. The Company has worked with the SBA and its customers to forgive a total of $38.9 million in PPP loans during its participation in the program.

Loan Modifications. The Company continues to closely monitor the effects of COVID-19 on its loan portfolio and all associated risks to minimize any potential losses. For the quarter ended March 31, 2021, the Bank continued to experience declines in requests by borrowers for payment and financial relief programs; however, the Company will continue to work with individual borrowers in order to minimize the impact on both the Bank and its customers. A majority of loans placed on payment deferral during 2020 have come out of deferral and borrowers are either making regular loan payments or interest-only payments until the latter part of 2021 as a form of continued relief to the borrower. As of March 31, 2021, the Company had $76.8 million in commercial loan deferrals on interest-only payments. As of March 31, 2021, the Company had $5.8 million in loans with full principal and interest payment deferrals compared to $551.3 million at June 30, 2020.

The Company believes the steps it is taking are necessary to effectively manage its portfolio and assist customers through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic. In addition, the Company will continue to work with its customers to determine the best option for repayment of accrued interest on the deferred payments.
Branch Operations. Since October 13, 2020, all of the Company's branch lobbies across its four state footprint have been open with appropriate protective measures to help ensure the safety of its customers and retail banking employees. In its response to navigate through the pandemic, the Bank plans to carry forward certain improvements that can translate into better customer service and Bank performance, such as 1) lowering call center wait times for phone calls by allowing overflow to be routed to branches, 2) reducing staffing in branches to lower cost as customers continue their digital adoption and branch transactions decline, and 3) lowering future need for back office overhead by allowing more remote work when appropriate.
Income Statement Review
Net interest income increased by $384,000, or 1.5% to $25.7 million for the quarter ended March 31, 2021, compared to $25.3 million for the comparative quarter in fiscal 2020. Interest and dividend income decreased by $3.7 million, or 11.2%, primarily driven by lower yields on loans and commercial paper as a result of lower federal funds and other market interest rates. This decrease was more than offset by a $4.1 million decrease in interest expense. Average interest-earning assets increased $254.3 million, or 7.9% to $3.5 billion for the quarter ended March 31, 2021. The average balance of total loans receivable increased by $109.3 million, or 4.1% compared to the same quarter last year primarily due to PPP loan originations and to a lesser extent organic loan growth. The average balance of commercial paper and deposits in other banks increased $144.0 million, or 38.1% driven by increases in deposits in other bank investments as a result of the Company's increased liquidity between the periods. The Company's investments in commercial paper have short-term maturities and limited exposure of $15.0 million or less per each highly-rated company. The overall increase in interest-earning assets was primarily funded by a $297.1 million, or 11.7% increase in average interest and noninterest-bearing deposits as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended March 31, 2021 decreased to 3.02% from 3.16% for the same period a year ago.
Total interest and dividend income decreased $3.7 million, or 11.2% for the three months ended March 31, 2021 as compared to the same period last year, which was primarily driven by a $2.2 million, or 7.2% decrease in loan interest income, a $1.2 million, or 65.9% decrease in interest income from commercial paper and deposits in other banks, and a $416,000, or 45.6% decrease in interest income on securities available for sale. The lower interest income in each category was driven by the decrease in yields caused by the significant reduction in current market rates compared to the same quarter last year. Average loan yields decreased 43 basis points to 4.08% for the quarter ended March 31, 2021 from 4.51% in the corresponding quarter last year. Average yields on commercial paper and deposits in other banks decreased 143 basis points to 0.47% for the quarter ended March 31, 2021 from 1.90% in the corresponding quarter last year. Average yields on securities available for sale decreased 106 basis points to 1.31% for the quarter ended March 31, 2021 from 2.37% in the corresponding quarter last year.
Total interest expense decreased $4.1 million, or 53.1% for the quarter ended March 31, 2021 compared to the same period last year. The decrease was driven by a $4.0 million, or 66.6% decrease in interest expense on deposits and a $125,000, or 7.1% decrease in interest expense on borrowings. Average interest-bearing deposits for the quarter ended March 31, 2021 increased $86.6 million, or 4.0%, but was more than offset by the 73 basis point decrease in cost of deposits, down to 0.36% compared to 1.09% in the same period last year. Average borrowings for the quarter ended March 31, 2021 decreased $8.2 million, or 1.7% along with a six basis point decrease in the average cost of borrowings compared to the same period last year. The increase in average deposits (interest and noninterest-bearing) was due to successful deposit gathering campaigns and funds from PPP loans and other government stimulus. The decrease in the average cost of borrowing was driven by the lower federal funds rate during the current quarter compared to the prior year. The overall average cost of funds decreased 62 basis points to 0.54% for the current quarter compared to 1.16% in the same quarter last year due primarily to the impact of lower rates.
Net interest income decreased to $77.3 million for the nine months ended March 31, 2021, compared to $79.4 million for the comparative period in fiscal 2020. The $2.1 million, or 2.6% decrease was due to a $15.3 million decrease in interest and dividend income partially offset by a $13.2 million decrease in interest expense, both of which were driven by the lower rate environment in the current period. Average interest-earning assets increased $159.7 million, or 4.8% to $3.5 billion for the nine months ended March 31, 2021 compared to $3.3 billion in the corresponding prior period. The average balance of total loans receivable increased by $92.6 million, or 3.4% compared to the same period last year. The average balance of commercial paper and deposits in other banks increased $92.0 million, or 25.4% between the periods. These increases were funded by a $21.5 million, or 14.1% decrease in securities available for sale, a $3.5 million, or 8.3% decrease in other interest-earning assets and a $185.9 million, or 55.3% increase in average noninterest-bearing deposits partially offset by a $11.9 million, or 0.4% decrease in average interest-bearing liabilities as compared to the same period last year. Net interest margin (on a fully taxable-equivalent basis) for the nine months ended March 31, 2021 decreased to 3.02% from 3.25% for the same period a year ago.
Total interest and dividend income decreased $15.3 million, or 14.5% for the nine months ended March 31, 2021 as compared to the same period last year, which was primarily driven by a $9.6 million, or 10.2% decrease in loan interest income, a $3.8 million, or 64.7% decrease in interest income from commercial paper and deposits in other banks, a $1.4 million, or 47.3% decrease in interest income on securities available for sale, and a $425,000, or 19.7% decrease in interest income on other interest-earning assets. The lower interest income was driven by the decrease in market yields compared to the prior year period. Average loan yields decreased 60 basis points to 4.03% for the nine months ended March 31, 2021 from 4.63% in the corresponding period last year. Average yields on commercial paper and deposits in other banks decreased 157 basis points to 0.62% for the nine months ended March 31, 2021 from 2.19% in the corresponding period last year. Average yields on securities available for sale decreased 98 basis points to 1.55% for the nine months ended March 31, 2021 from 2.53% in the corresponding period last year.
Total interest expense decreased $13.2 million, or 51.1% for the nine months ended March 31, 2021 compared to the same period last year. The decrease was driven by a $10.5 million, or 58.1% decrease in interest expense on deposits and a $2.6 million, or 34.3% decrease in interest expense on borrowings. The $104.2 million, or 4.8% increase in average interest-bearing deposits for the nine months ended March 31, 2021 was more than offset by the 67 basis point decrease down to 0.45% in the corresponding cost of funds compared to 1.12%. Average borrowings for the nine months ended March 31, 2021 decreased $116.1 million, or 19.8% along with a 32 basis point decrease in the average cost of borrowings compared to the same period last year. The overall average cost of funds decreased 63 basis points to 0.62% for the nine month period compared to 1.25% in the same period last year due primarily to the impact of the lower amount of borrowings and rates.
Noninterest income increased $4.3 million, or 67.5% to $10.7 million for the three months ended March 31, 2021 from $6.4 million for the same period in the previous year primarily due to a $3.4 million, or 224.8% increase in gain on sale of loans, a $703,000, or 40.0% increase in other noninterest income, a $342,000, or 116.3% increase in loan income and fees, partially offset by a $110,000, or 4.8% decrease in service charges and fees on deposit accounts. The increase in gain on the sale of loans was driven by an increase in gains from sales of mortgage, home equity, and SBA loans. During the quarter ended March 31, 2021, $20.2 million of the guaranteed portion of SBA commercial loans were sold with gains of $1.8 million compared to $6.8 million sold and gains of $468,000 in the corresponding quarter in the prior year. There were $106.5 million of residential mortgage loans originated for sale which were sold with gains of $2.7 million compared to $32.2 million sold and gains of $852,000 in the corresponding quarter in the prior year. In addition, $43.8 million of home equity loans were sold during the quarter ended March 31, 2021 for a gain of $301,000 compared to $18.0 million sold and gains of $183,000 in the corresponding quarter. The increase in other noninterest income primarily related to operating lease income from the continued growth in the equipment finance line of business. The increase in loan income and fees is primarily a result of higher fees from the adjustable rate conversion program and other servicing fees. The decrease in service charges on deposit accounts was primarily related to lower nonsufficient fund fees as customers have decreased spending during the pandemic.
Noninterest income increased $5.6 million, or 24.0% to $28.7 million for the nine months ended March 31, 2021 from $23.1 million for the same period in the previous year primarily due to a $4.4 million, or 57.4% increase in gain on sale of loans and a $2.4 million, or 54.1% increase in other noninterest income, partially offset by a $645,000, or 8.8% decrease in service charges and fees on deposit accounts, a $368,000, or 18.0% decrease in loan income and fees, and a $173,000, or 10.0% decrease in income from Bank Owned Life Insurance ("BOLI"). The increase in gain on the sale of loans was driven by an increase in sales of mortgage, home equity, and SBA loans. There were $297.2 million of residential mortgage loans originated for sale which were sold with gains of $7.7 million compared to $135.4 million sold and gains of $3.6 million in the corresponding period in the prior year. Included in prior year's gain on sale of loans was an additional $1.3 million non-recurring gain related to one-to-four family loans of $154.9 million that were sold during the corresponding period last year. During the nine months ended March 31, 2021, $44.6 million of the guaranteed portion of SBA commercial loans were sold with gains of $3.7 million compared to $36.0 million sold and gains of $2.5 million in the corresponding period in the prior year. In addition, $85.9 million of home equity loans were sold during the nine months ended March 31, 2021 for a gain of $559,000 compared to $18.0 million sold and gains of $183,000 million in the corresponding period in the prior year. The increase in other noninterest income primarily related to operating lease income from the equipment finance line of business. The decrease in service charges on deposit accounts was primarily related to lower nonsufficient fund fees as customers have decreased spending during the pandemic. The decrease in loan income and fees was primarily a result of lower fees from the Company's adjustable rate conversion program. The decrease in BOLI income was driven by lower interest rates.
Noninterest expense for the three months ended March 31, 2021 increased $5.6 million, or 22.5% to $30.5 million compared to $24.9 million for the three months ended March 31, 2020. The increase was primarily due to a $3.7 million prepayment penalty on the early retirement of $200.0 million of borrowings completed in an effort to improve future profitability; a $1.3 million, or 9.2% increase in salaries and employee benefits as a result of new positions, mortgage loan origination incentives, and annual salary increases; a $558,000, or 27.6% increase in computer services as a result of increased processing charges; a $396,000, or 10.2% increase in other expenses, mainly driven by depreciation from the Company's equipment finance line of business; and a $210,000, or 9.3% increase in net occupancy expense from investments in infrastructure. Partially offsetting these increases was a cumulative decrease of $394,000, or 19.2% in telephone, postage, and supplies expense; marketing and advertising expense; deposit insurance premiums, and core deposit intangible amortization for the three months ended March 31, 2021 compared to the same period last year. In addition, there was a $152,000, or 60.8% decrease in real estate owned ("REO") related expenses as a result of fewer properties held and no post-foreclosure writedowns.

Noninterest expense for the nine months ended March 31, 2021 increased $10.5 million, or 14.4% to $82.9 million compared to $72.5 million for the corresponding period last year. The increase was primarily due to a $4.2 million, or 9.8% increase in salaries and employee benefits; the previously mentioned $3.7 million prepayment penalty; a $2.4 million, or 23.3% increase in other expenses, driven by depreciation from the Company's equipment finance line of business; a $1.1 million, or 17.8% increase in computer services; and a $887,000 increase in deposit insurance premiums as a result of credits issued by the Federal Deposit Insurance Corporation being utilized in the prior year period. Partially offsetting these increases was a cumulative decrease of $1.4 million, or 26.0% in telephone, postage, and supplies expense; marketing and advertising expense; and core deposit intangible amortization for the nine months ended March 31, 2021 compared to the same period last year. In addition, there was a $372,000, or 44.6% decrease in REO related expenses as a result of fewer properties held, no post-foreclosure writedowns, and a gain on on the sale of REO in the current period compared to a loss in the comparative period last year.
For the three months ended March 31, 2021, the Company's income tax expense increased $1.9 million to $2.1 million from $188,000 as a result of higher taxable income. The effective tax rate for the three months ended March 31, 2021 and 2020 was 21.0% and 13.6%, respectively.
For the nine months ended March 31, 2021, the Company's income tax expense increased $1.1 million, or 21.2% to $6.1 million from $5.1 million as a result of higher taxable income. The effective tax rate for the nine months ended March 31, 2021 and 2020 was 21.0% and 20.9%, respectively.
Balance Sheet Review
Total assets and liabilities decreased by $74.2 million and $72.4 million down to $3.7 billion and $3.2 billion, respectively, at March 31, 2021 as compared to June 30, 2020. The cumulative increase of $77.4 million, or 31.0% in cash and cash equivalents and securities held for sale was more than offset by the cumulative decrease of $80.2 million, or 22.2% in commercial paper and deposits in other banks as the Company repositioned its liquidity due to maturities and lower short-term rates during the period. The $9.5 million, or 12.3% increase in loans held for sale primarily relates to additional 1-4 family and home equity loans originated for sale during the period. The $10.0 million, or 25.8% decrease in other investments, at cost was due to Federal Home Loan Bank ("FHLB") stock being sold back in connection with the previously mentioned early retirement of borrowings.
Total loans decreased $79.0 million, or 2.9% to $2.7 billion at March 31, 2021 from $2.8 billion at June 30, 2020. The decrease was driven by two large commercial relationship payoffs totaling $52.8 million, PPP loan forgiveness totaling $37.3 million, and the continued payoff of purchased HELOCs of $25.7 million.
Total deposits increased $122.7 million, or 4.4% to $2.9 billion at March 31, 2021 from $2.8 billion at June 30, 2020 which was driven by a $358.4 million, or 17.5% increase in core deposits as a result of additional funds to customers from government stimulus and the Company's focused effort to realign the deposit mix. Partially offsetting the increase was a managed runoff of certificates of deposit and brokered deposits totaling $235.7 million, or 31.9% down to $503.5 million at March 31, 2021. Total borrowings decreased $200.0 million, or 42.1% to $275.0 million at March 31, 2021 from $475.0 million at June 30, 2020 due to the early retirement of FHLB borrowings discussed previously.
On July 1, 2020, the Company adopted the current expected credit loss ("CECL") accounting standard in accordance with Accounting Standards Update ("ASU") 2016-13, "Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." The cumulative effect adjustment from this change in accounting policy resulted in an increase in its allowance for credit losses for loans of $14.8 million, additional deferred tax assets of $3.9 million, additional reserve for unfunded loan commitments of $2.3 million, and a reduction to retained earnings of $13.2 million. In addition, an allowance for credit loss for commercial paper was established for $250,000 with a deferred tax asset of $58,000. The adoption of this ASU did not have an effect on available for sale debt securities for the nine months ended March 31, 2021.
Stockholders' equity at March 31, 2021 decreased $1.8 million, or 0.4% to $406.5 million compared to $408.3 million at June 30, 2020. Changes within stockholders' equity included $23.1 million in net income and $4.7 million in stock-based compensation and stock option exercises, offset by $13.4 million related to the adoption of the new CECL accounting standard, 566,455 shares of common stock being repurchased at an average cost of $20.69, or approximately $11.7 million in total, and $3.7 million related to cash dividends declared. As of March 31, 2021, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The allowance for credit losses was $36.1 million, or 1.34% of total loans, at March 31, 2021 compared to $28.1 million, or 1.01% of total loans, at June 30, 2020. The allowance for credit losses to total gross loans excluding PPP loans was 1.38% at March 31, 2021, compared to 1.04% at June 30, 2020. The overall increase was driven by additional allowance stemming from the Company's adoption of the new CECL accounting standard.
Provision for credit losses was a net benefit of $6.2 million for the nine months ended March 31, 2021, compared to a $5.8 provision for the corresponding period in fiscal year 2020. The net benefit of provision was primarily driven by changes in the economic forecast which continue to improve since the adoption of the standard and a decline in the balance of total loans. Net loan recoveries totaled $185,000 for the three months ended March 31, 2021, compared to charge-offs of $581,000 for the same period last year. Net recoveries as a percentage of average loans were (0.03)% for the quarter ended March 31, 2021 compared to net charge-offs of 0.09% for the corresponding quarter in

2020. Net loan charge-offs totaled $452,000 and $379,000 for the nine months ended March 31, 2021 and 2020, respectively. Net charge-offs as a percentage of average loans were 0.02% for each of the nine months ended March 31, 2021 and 2020.
Nonperforming assets decreased by $2.9 million, or 17.8% to $13.4 million, or 0.37% of total assets at March 31, 2021 compared to $16.3 million, or 0.44% of total assets at June 30, 2020. Nonperforming assets included $13.2 million in nonaccruing loans and $143,000 in REO at March 31, 2021, compared to $15.9 million and $337,000 in nonaccruing loans and REO, respectively, at June 30, 2020. Included in nonperforming loans are $5.9 million of loans restructured from its original terms of which $4.1 million were current at March 31, 2021, with respect to its modified payment terms. Nonperforming loans to total loans was 0.49% at March 31, 2021 and 0.58% at June 30, 2020.
The ratio of classified assets to total assets decreased to 0.76% at March 31, 2021 from 0.84% at June 30, 2020 due to the decrease in classified loans during fiscal 2021. Classified assets decreased to $27.8 million at March 31, 2021 compared to $31.1 million at June 30, 2020 primarily due to $4.9 million in payoffs and $1.5 million in charge-offs during the period. The Company's overall asset quality metrics continue to demonstrate its commitment to growing and maintaining a loan portfolio with a moderate risk profile; however, the Company will remain diligent in its review of the portfolio and overall economy as it continues to maneuver through the uncertainty surrounding COVID-19.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of March 31, 2021, the Company had assets of $3.6 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with 41 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements include: the effect of the COVID-19 pandemic, including on the Company's credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on their website at www.htb.com and on the SEC's website at www.sec.gov. These risks could cause the Company's actual results for fiscal 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, the Company and could negatively affect its operating and stock performance. Any of the forward-looking statements that the Company makes in this press release or the documents they file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that they cannot foresee. The Company does not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020(1)	March 31, 2020
Assets
Cash	$24,621	$27,365	$29,472	$31,908	$41,206
Interest-bearing deposits	139,474	198,979	141,672	89,714	40,855
Cash and cash equivalents	164,095	226,344	171,144	121,622	82,061
Commercial paper, net	238,445	183,778	204,867	304,967	281,955
Certificates of deposit in other banks	42,015	48,637	52,361	55,689	57,544
Securities available for sale, at fair value	162,417	153,540	96,159	127,537	158,621
Other investments, at cost	28,899	39,572	38,949	38,946	41,201
Loans held for sale	86,708	118,439	124,985	77,177	38,682
Total loans, net of deferred loan costs	2,690,153	2,678,624	2,769,396	2,769,119	2,663,524
Allowance for credit losses	(36,059)	(39,844)	(43,132)	(28,072)	(26,850)
Net loans	2,654,094	2,638,780	2,726,264	2,741,047	2,636,674
Premises and equipment, net	70,886	70,104	59,418	58,462	58,738
Accrued interest receivable	8,271	9,796	10,648	12,312	9,501
Real estate owned ("REO")	143	252	144	337	1,075
Deferred income taxes	16,889	18,626	19,209	16,334	21,750
Bank owned life insurance ("BOLI")	93,877	93,326	92,775	92,187	91,612
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles	473	638	840	1,078	1,381
Other assets	55,763	52,501	50,633	49,519	41,600
Total Assets	$3,648,613	$3,679,971	$3,674,034	$3,722,852	$3,548,033
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,908,478	$2,743,269	$2,742,046	$2,785,756	$2,554,787
Borrowings	275,000	475,000	475,000	475,000	535,000
Other liabilities	58,683	56,978	56,637	53,833	52,806
Total liabilities	3,242,161	3,275,247	3,273,683	3,314,589	3,142,593
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	167	168	170	170	171
Additional paid in capital	162,010	166,352	170,204	169,648	170,368
Retained earnings	248,767	242,182	234,023	242,776	240,325
Unearned Employee Stock Ownership Plan ("ESOP") shares	(5,951)	(6,083)	(6,216)	(6,348)	(6,480)
Accumulated other comprehensive income	1,459	2,105	2,170	2,017	1,056
Total stockholders' equity	406,452	404,724	400,351	408,263	405,440
Total Liabilities and Stockholders' Equity	$3,648,613	$3,679,971	$3,674,034	$3,722,852	$3,548,033
_________________________________
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 16,655,347 at March 31, 2021, 16,791,027 at December 31, 2020; 17,020,724 at September 30, 2020; 17,021,357 at June 30, 2020; and 17,101,954 at March 31, 2020.

Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	March 31,	December 31,	March 31,	March 31,	March 31,
	2021	2020	2020	2021	2020
Interest and Dividend Income
Loans	$27,629	$28,343	$29,781	$84,564	$94,166
Commercial paper and interest-bearing deposits	611	614	1,794	2,106	5,959
Securities available for sale	496	504	912	1,528	2,901
Other investments	585	696	550	1,729	2,154
Total interest and dividend income	29,321	30,157	33,037	89,927	105,180
Interest Expense
Deposits	1,996	2,347	5,971	7,596	18,145
Borrowings	1,632	1,688	1,757	5,007	7,619
Total interest expense	3,628	4,035	7,728	12,603	25,764
Net Interest Income	25,693	26,122	25,309	77,324	79,416
Provision (Benefit) for Credit Losses	(4,100)	(3,030)	5,400	(6,180)	5,800
Net Interest Income after Provision (Benefit) for Credit Losses	29,793	29,152	19,909	83,504	73,616
Noninterest Income
Service charges and fees on deposit accounts	2,194	2,416	2,304	6,707	7,352
Loan income and fees	636	569	294	1,679	2,047
Gain on sale of loans held for sale	4,881	3,704	1,503	11,929	7,577
BOLI income	508	511	518	1,551	1,724
Other, net	2,459	2,144	1,756	6,795	4,409
Total noninterest income	10,678	9,344	6,375	28,661	23,109
Noninterest Expense
Salaries and employee benefits	15,784	15,700	14,455	46,691	42,537
Net occupancy expense	2,456	2,261	2,246	7,010	6,972
Computer services	2,581	2,220	2,023	7,108	6,032
Telephone, postage, and supplies	812	871	862	2,345	2,462
Marketing and advertising	319	327	396	971	1,716
Deposit insurance premiums	363	487	462	1,361	474
Loss (gain) on sale and impairment of REO	(14)	—	(15)	(49)	88
REO expense	98	165	250	511	746
Core deposit intangible amortization	165	202	334	605	1,118
Prepayment penalty on borrowings	3,656	—	—	3,656	—
Other	4,286	4,210	3,890	12,740	10,332
Total noninterest expense	30,506	26,443	24,903	82,949	72,477
Income Before Income Taxes	9,965	12,053	1,381	29,216	24,248
Income Tax Expense	2,096	2,592	188	6,133	5,060
Net Income	$7,869	$9,461	$1,193	$23,083	$19,188

Per Share Data

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2021	2020	2020	2021	2020
Net income per common share:(1)
Basic	$0.49	$0.58	$0.07	$1.42	$1.12
Diluted	$0.48	$0.57	$0.07	$1.40	$1.08
Average shares outstanding:
Basic	15,979,590	16,202,844	16,688,646	16,139,059	16,898,391
Diluted	16,485,718	16,563,359	17,258,428	16,339,130	17,524,252
Book value per share at end of period	$24.40	$24.10	$23.71	$24.40	$23.71
Tangible book value per share at end of period (2)	$22.84	$22.55	$22.15	$22.84	$22.15
Cash dividends declared per common share	$0.08	$0.08	$0.07	$0.23	$0.20
Total shares outstanding at end of period	16,655,347	16,791,027	17,101,954	16,655,347	17,101,954
__________________________________________________
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliation tables below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2021	2020	2020	2021	2020
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.84%	1.03%	0.14%	0.83%	0.72%
Return on equity (ratio of net income to average equity)	7.78	9.41	1.15	7.64	6.19
Tax equivalent yield on earning assets(2)	3.44	3.57	4.12	3.47	4.30
Rate paid on interest-bearing liabilities	0.54	0.60	1.16	0.62	1.25
Tax equivalent average interest rate spread (2)	2.90	2.97	2.96	2.85	3.05
Tax equivalent net interest margin(2) (3)	3.02	3.09	3.16	3.02	3.25
Average interest-earning assets to average interest-bearing liabilities	127.59	126.99	121.79	126.60	120.22
Operating expense to average total assets	3.25	2.88	2.84	2.98	2.72
Efficiency ratio	83.87	74.56	78.60	78.26	70.69
Efficiency ratio - adjusted (4)	73.17	73.92	77.85	74.16	70.09
_____________________________
(1)Ratios are annualized where appropriate.
(2)The weighted average rate for municipal leases is adjusted for a 24% combined federal and state tax rate since the interest from these leases is tax exempt.
(3)Net interest income divided by average interest-earning assets.
(4)See Non-GAAP reconciliation tables below for adjustments.

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Asset quality ratios:
Nonperforming assets to total assets(1)	0.37%	0.40%	0.40%	0.44%	0.47%
Nonperforming loans to total loans(1)	0.49	0.54	0.52	0.58	0.59
Total classified assets to total assets	0.76	0.74	0.73	0.84	0.86
Allowance for credit losses to nonperforming loans(1)	272.64	274.05	299.11	176.30	171.40
Allowance for credit losses to total loans	1.34	1.49	1.56	1.01	1.01
Allowance for credit losses to total gross loans excluding PPP loans(2)	1.38	1.52	1.61	1.04	N/A
Net charge-offs (recoveries) to average loans (annualized)	(0.03)	(0.01)	0.10	0.21	0.09
Capital ratios:
Equity to total assets at end of period	11.14%	11.00%	10.90%	10.97%	11.43%
Tangible equity to total tangible assets(2)	10.50	10.36	10.25	10.33	10.76
Average equity to average assets	10.79	10.95	10.85	11.02	11.80
__________________________________________

(1)Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At March 31, 2021, there were $5.9 million of restructured loans included in nonaccruing loans and $7.3 million, or 55.4% of nonaccruing loans were current on their loan payments.
(2)See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	For the Three Months Ended March 31,
(Dollars in thousands)	2021			2020
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)

Assets:
Interest-earning assets:
Loans receivable(1)	$2,779,094	$27,955	4.08%	$2,669,796	$30,086	4.51%
Commercial paper and deposits in other banks	522,256	611	0.47%	378,296	1,794	1.90%
Securities available for sale	153,871	496	1.31%	154,108	912	2.37%
Other interest-earning assets(3)	39,184	585	6.05%	37,877	550	5.81%
Total interest-earning assets	3,494,405	29,647	3.44%	3,240,077	33,342	4.12%
Other assets	258,858			265,139
Total assets	$3,753,263			$3,505,216
Liabilities and equity:
Interest-bearing deposits:
Interest-bearing checking accounts	637,381	391	0.25%	451,335	412	0.36%
Money market accounts	907,228	373	0.17%	792,313	1,916	0.97%
Savings accounts	212,809	39	0.08%	159,641	50	0.12%
Certificate accounts	516,221	1,193	0.94%	783,758	3,593	1.83%
Total interest-bearing deposits	2,273,639	1,996	0.36%	2,187,047	5,971	1.09%
Borrowings	465,111	1,632	1.42%	473,319	1,757	1.48%
Total interest-bearing liabilities	2,738,750	3,628	0.54%	2,660,366	7,728	1.16%
Noninterest-bearing deposits	553,045			342,581
Other liabilities	56,655			88,725
Total liabilities	3,348,450			3,091,672
Stockholders' equity	404,813			413,544
Total liabilities and stockholders' equity	$3,753,263			$3,505,216

Net earning assets	$755,655			$579,711
Average interest-earning assets to
average interest-bearing liabilities	127.59%			121.79%
Tax-equivalent:
Net interest income		$26,019			$25,614
Interest rate spread			2.90%			2.96%
Net interest margin(4)			3.02%			3.16%
Non-tax-equivalent:
Net interest income		$25,693			$25,309
Interest rate spread			2.87%			2.92%
Net interest margin(4)			2.98%			3.12%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $326 and $305 for the three months ended March 31, 2021 and 2020, respectively, calculated based on a combined federal and state tax rate of 24%.
(3) The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4) Net interest income divided by average interest-earning assets.

	For the Nine Months Ended March 31,
(Dollars in thousands)	2021			2020
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)

Assets:
Interest-earning assets:
Loans receivable(1)	$2,826,886	$85,505	4.03%	$2,734,249	$95,045	4.63%
Commercial paper and deposits in other banks	454,609	2,106	0.62%	362,598	5,959	2.19%
Securities available for sale	131,332	1,528	1.55%	152,798	2,901	2.53%
Other interest-earning assets(3)	39,140	1,729	5.88%	42,662	2,154	6.73%
Total interest-earning assets	3,451,967	90,868	3.51%	3,292,307	106,059	4.30%
Other assets	256,026			266,097
Total assets	$3,707,993			$3,558,404
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	593,815	1,142	0.26%	449,560	1,105	0.33%
Money market accounts	860,170	1,337	0.21%	765,492	5,760	1.00%
Savings accounts	206,478	114	0.07%	166,711	153	0.12%
Certificate accounts	594,565	5,003	1.12%	769,073	11,127	1.93%
Total interest-bearing deposits	2,255,028	7,596	0.45%	2,150,836	18,145	1.12%
Borrowings	471,716	5,007	1.41%	587,822	7,619	1.73%
Total interest-bearing liabilities	2,726,744	12,603	0.62%	2,738,658	25,764	1.25%
Noninterest-bearing deposits	522,406			336,496
Other liabilities	56,141			70,175
Total liabilities	3,305,291			3,145,329
Stockholders' equity	402,702			413,075
Total liabilities and stockholders' equity	$3,707,993			$3,558,404

Net earning assets	$725,223			$553,649
Average interest-earning assets to
average interest-bearing liabilities	126.60%			120.22%
Tax-equivalent:
Net interest income		$78,265			$80,295
Interest rate spread			2.89%			3.05%
Net interest margin(4)			3.02%			3.25%
Non-tax-equivalent:
Net interest income		$77,323			$79,416
Interest rate spread			2.85%			3.01%
Net interest margin(4)			2.98%			3.22%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $942 and $879 for the nine months ended March 31, 2021 and 2020, respectively, calculated based on a combined federal and state tax rate of 24%.
(3) The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Commercial loans:
Commercial real estate	$1,088,178	$1,056,971	$1,068,255	$1,052,906	$990,693
Construction and development	162,820	172,892	216,757	215,934	249,714
Commercial and industrial	140,579	138,761	148,413	154,825	164,539
Equipment finance	291,950	272,761	250,813	229,239	198,962
Municipal leases	129,141	128,549	130,337	127,987	115,992
PPP loans	73,090	64,845	80,816	80,697	—
Total commercial loans	1,885,758	1,834,779	1,895,391	1,861,588	1,719,900
Retail consumer loans
One-to-four family	430,001	452,421	459,285	473,693	487,777
HELOCs - originated	131,867	125,397	135,885	137,447	144,804
HELOCs - purchased	46,086	58,640	61,535	71,781	82,232
Construction and land/lots	68,118	75,108	78,799	81,859	80,765
Indirect auto finance	119,656	122,947	128,466	132,303	135,449
Consumer	8,667	9,332	10,035	10,259	11,576
Total retail consumer loans	804,395	843,845	874,005	907,342	942,603
Total loans	2,690,153	2,678,624	2,769,396	2,768,930	2,662,503
Deferred loan costs, net (1)	—	—	—	189	1,021
Total loans, net of deferred loan costs	2,690,153	2,678,624	2,769,396	2,769,119	2,663,524
Allowance for credit losses	(36,059)	(39,844)	(43,132)	(28,072)	(26,850)
Loans, net	$2,654,094	$2,638,780	$2,726,264	$2,741,047	$2,636,674
___________
(1) In accordance with the adoption of ASU 2016-13, the above table reflects the loan portfolio at the amortized cost basis for all periods in fiscal 2021.
Deposits

(Dollars in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Core deposits:
Noninterest-bearing accounts	$528,711	$469,998	$458,157	$429,901	$322,812
NOW accounts	727,240	654,960	608,968	582,299	496,561
Money market accounts	927,519	882,366	826,970	836,738	801,424
Savings accounts	221,537	209,699	202,787	197,676	169,792
Total core deposits	2,405,007	2,217,023	2,096,882	2,046,614	1,790,589
Certificates of deposit	503,471	526,246	645,164	739,142	764,198
Total deposits	$2,908,478	$2,743,269	$2,742,046	$2,785,756	$2,554,787

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; and the ratio of the allowance for credit losses to total loans excluding PPP loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	March 31,	December 31,	March 31,	March 31,	March 31,
	2021	2020	2020	2021	2020
Noninterest expense	$30,506	$26,443	$24,903	$82,949	$72,477
Less: prepayment penalty on borrowings	3,656	—	—	3,656	—
Noninterest expense	$26,850	$26,443	$24,903	$79,293	$72,477

Net interest income	$25,693	$26,122	$25,309	$77,324	$79,416
Plus noninterest income	10,678	9,344	6,375	28,661	23,109
Plus tax equivalent adjustment	326	305	305	942	879
Net interest income plus noninterest income – as adjusted	$36,697	$35,771	$31,989	$106,927	$103,404
Efficiency ratio - adjusted	73.17%	73.92%	77.85%	74.16%	70.09%
Efficiency ratio	83.87%	74.56%	78.60%	78.26%	70.69%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Total stockholders' equity	$406,452	$404,724	$400,351	$408,263	$405,440
Less: goodwill, core deposit intangibles, net of taxes	26,002	26,130	26,285	26,468	26,701
Tangible book value (1)	$380,450	$378,594	$374,066	$381,795	$378,739
Common shares outstanding	16,655,347	16,791,027	17,020,724	17,021,357	17,101,954
Tangible book value per share	$22.84	$22.55	$21.98	$22.43	$22.15
Book value per share	$24.40	$24.10	$23.52	$23.99	$23.71
(1)    Tangible book value is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Tangible equity(1)	$380,450	$378,594	$374,066	$381,795	$378,739
Total assets	3,648,613	3,679,971	3,674,034	3,722,852	3,548,033
Less: goodwill, core deposit intangibles, net of taxes	26,002	26,130	26,285	26,468	26,701
Total tangible assets(2)	$3,622,611	$3,653,841	$3,647,749	$3,696,384	$3,521,332
Tangible equity to tangible assets	10.50%	10.36%	10.25%	10.33%	10.76%
(1)    Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of the allowance for credit losses to total loans (excluding net deferred loan costs) and the allowance for credit losses as adjusted to exclude PPP loans:

	As of
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Total gross loans receivable (GAAP)	$2,690,153	$2,678,624	$2,769,396	$2,768,930	$2,662,503
Less: PPP loans (1)	73,090	64,845	80,816	80,697	—
Adjusted loans (non-GAAP)	$2,617,063	$2,613,779	$2,688,580	$2,688,233	$2,662,503

Allowance for credit losses (GAAP)	$36,059	$39,844	$43,132	$28,072	$26,850
Allowance for credit losses / Adjusted loans (non-GAAP)	1.38%	1.52%	1.60%	1.04%	1.01%
(1)    PPP loans are fully guaranteed loans by the U.S, government.